Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-14363; Form S-8 No. 333-19141; Form S-8 No. 333-24329; Form S-8 No. 333-35701; Form S-8 No. 333-81783; Form S-8 No. 333-92711; Form S-8 No. 333-48376; Form S-8 No. 333-09090; Form S-8 No. 333-09092; Form S-8 No. 333-11036; Form S-8 No. 333-68218, Form S-8 No. 333-101048, Form S-8 No. 333-100730, Form S-8 No. 333-100729,  Form S-8 No. 333-130804, Form S-8 No. 333-130807 and Form S-3 No. 333-91449) of Dendrite International, Inc. of our report dated January 29, 2004, with respect to the consolidated financial statements and schedule of Dendrite International, Inc. for the year ended December 31, 2003, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Parsippany, New Jersey
March 16, 2006